OPTION AGREEMENT PURSUANT TO
THE LONE STAR INDUSTRIES, INC.
MANAGEMENT STOCK OPTION PLAN


          AGREEMENT, dated as of June 8, 1994 by and between Lone Star
Industries, Inc. (the "Company") and David W. Wallace (the
"Participant").

                             Preliminary Statement

          The Compensation and Stock Option Committee of the
Board of
Directors (the "Board") of the Company (the "Committee"), pursuant to the Company's Management Stock Option Plan, annexed hereto as Exhibit
A (the "Plan"), granted on June 8, 1994 to the Participant, as an
Employee (as defined in the Plan), stock options (the "Options") to purchase the number of shares of the Company's common stock, par value
$1.00 per share (the "Common Stock"), set forth below. This Agreement sets forth the terms of the Options.

          Accordingly, the parties hereto agree as follows:

          1. Grant of Options. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the
Participant is hereby granted 125,000 Options to purchase from the
Company up to 125,000 shares of Common Stock, at a price per share of
$15.375 (the "Option Price").

          2.   Tax Matters.  6,504 Options to acquire 6,504
shares of
Common Stock granted hereby are intended to qualify as and
are hereby
designated as "Incentive Stock Options" under Section 422 of the
Internal Revenue Code of 1986, as amended (the "Code").
118,496
Options to acquire 118,496 shares of Common Stock are intended to qualify as and are hereby designated as "Non-Qualified Stock Options" within the meaning of Section 1.83-7 of the Income Tax Regulations promulgated under the Code.

          3.   Vesting.  The Options are exercisable
immediately, in
whole or in part, prior to the expiration of the Options as provided herein.

          4. Method of Exercise. Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased and whether such exercise is of Incentive Stock Options or of Non-Qualified Stock Options, or what combination of Incentive
Stock Options and Non-Qualified Stock Options are being exercised.
Such notice shall be accompanied by payment in full of the Option
Price (i) in cash, by certified check or money order, or
(ii) in the
form of shares of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the shares on the date of exercise as determined by the Committee or (iii) in such other form, or pursuant to such other arrangement for the satisfaction of the Option Price, as the Committee may accept. For purposes of this
Agreement, "Fair Market Value" shall mean the average of the high and low prices of a share of Common Stock in New York Stock Exchange composite market transactions, as reported by the Wall Street Journal, or if the Common Stock shall not have been reported on such date, on the first day prior thereto on which the Common Stock was reported.
No shares of Common Stock shall be issued until payment, as provided herein, therefor has been made or provided for.

          5. Restriction on Transfer of Options. Except as otherwise provided herein, the Options granted hereby are not transferable otherwise than by will or under the applicable laws of descent and distribution. Non-Qualified Stock Options may be transferred (i) pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income
Security Act, or the rules thereunder or (ii) to the Participant's immediate family (i.e., the Employee's children, grandchildren and spouse), or to one or more trusts for the benefit of such immediate family members, or partnerships in which such family members are the only partners, provided that such transfer shall be permitted only if the Participant does not receive any consideration for such transfer and written notice of such proposed transfer and the details thereof shall have been furnished to the Committee (any Options transferred pursuant to this clause shall continue to be subject to the same terms and conditions that were applicable to such Options immediately prior to the transfer and a holder thereof shall be treated as a Participant hereunder). During the lifetime of the Participant, Options may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, except to the extent permitted by this Agreement, the Options shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Options shall not be subject to execution, attachment or similar process. Except to the extent permitted by this Agreement, upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Options, or in the event of any levy upon the Options by reason of any execution, attachment or similar process contrary to the provisions hereof, the Options shall immediately become null and void.

          6.   Termination of Employment.

               A.   Termination by Reason of Death or
Disability.  If
a Participant's Termination of Employment (as hereinafter defined) is by reason of death or Disability (as defined in the Plan), any Options held by such Participant may be exercised, to the extent exercisable at the Participant's termination, by the Participant (or the legal representative of the Participant's estate) at any time within a period of one (1) year from the date of such termination or until the expiration of the stated term of the Option, whichever period is the shorter. For purposes of this Agreement, "Termination of Employment" means (1) a termination of service for reasons other than a military or personal leave of absence granted by the Company or a transfer of the Participant from or among the Company and its subsidiaries, as defined under Section 424(f) of the Code; or (2) when a subsidiary, with respect to which is employing a Participant, ceases to be a subsidiary, as defined under Section 424(f) of the Code.

               B.   Termination for Cause.  Upon the
Termination of
Employment of the Participant for Cause, or if the Company obtains or discovers information after Termination of Employment that such
Participant had engaged in conduct that would have justified a
Termination of Employment for Cause during employment, all outstanding
Options of the Participant shall immediately be canceled,provided, however, that the provisions of this Section 6(B) shall cease to apply to any Options that are outstanding at the time of a Change of Control
(as hereinafter defined). For purposes of this Agreement, "Change of
Control" means the occurrence of any of the following events:

          (i)       Any acquisition by any individual,
entity or group
(within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities
Exchange Act of 1934 (the "Exchange Act")) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the
Exchange Act) of shares of Common Stock and/or Outstanding
Company
Voting Securities (as defined below) after which acquisition such individual, entity or group is the beneficial owner of twenty percent
(20%) or more of either (1) the then outstanding shares of Common
Stock or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities); excluding, however, the following: (1) any acquisition by the Company,
(2) any
acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (3) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a Corporate Transaction), if, pursuant to such Corporate Transaction, the conditions described in clauses (1), (2) and (3) of paragraph (iii) of this Section 6 are satisfied; or

          (ii) A change in the composition of the Board such that the individuals who, as of July 1, 1994, comprise a class of directors of the Board (the members of each class of directors of the Board as of July 1, 1994 shall be hereinafter referred to as an Incumbent
Class and the members of all of the Incumbent Classes shall be hereinafter collectively referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the class;
provided, however, for purposes of this subsection that any individual who becomes a member of an Incumbent Class subsequent to July 1, 1994 whose election, or nomination for election by the Company's stockholders, was approved in advance or contemporaneously with such election by a vote of at least a majority of those individuals who are members of the Incumbent Board and a majority of those individuals who are members of such Incumbent Class (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Class; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or actual or threatened tender offer for shares of the Company or similar transaction or other contest for corporate control (other than a tender offer by the Company) shall not be so considered as a member of the Incumbent Class; or

          (iii)          The approval by the stockholders of
the
Company of a Corporate Transaction or, if consummation of such
Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly);
excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding shares of Common
Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than eighty percent (80%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, (2) no Person (other than the
Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any
Person beneficially owning, immediately prior to such Corporate
Transaction, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Common Stock or Outstanding Company Voting
Securities, as the case may be) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of board of directors of the corporation resulting from such Corporate
Transaction; or

          (iv) The approval of the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (A) more than eighty percent (80%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of Common
Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition, (B) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Common Stock or
Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the
Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

For purposes of this Agreement, "Cause" means that the Committee shall have determined that any of the following events has occurred: (x) The willful and continued failure by the Participant to substantially perform his duties with the Company (other than any such failure resulting from his disability due to physical or mental illness) after a written demand for performance is delivered which specifically identifies the manner in which he has not substantially performed his duties, or (y) the willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Company, monetarily or otherwise or (z) conviction of fraud, theft of embezzlement. For purposes of this Section, no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith or without reasonable belief that the action or omission was in the best interest of the Company. The written demand in clause (x) of this Section 6 shall be delivered to the Participant by the Board and shall set forth a reasonable period (not shorter than
30 business days) in which Participant is expected to comply with said demand. If the Participant does not comply thereafter, the Committee shall have the right to determine that Cause exists.

               C. Other Termination. If the Participant's Termination of Employment is for any reason other than death,
Disability, or Cause, any Options held by the Participant may be exercised, to the extent exercisable at the Participant's termination, by the Participant at any time within a period of 3 months from the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter.

          7. Termination. Unless terminated as provided below or otherwise pursuant to the Plan, each Incentive Stock Option shall expire on the tenth anniversary of this Agreement, and each Non-Qualified Stock Option shall expire on the tenth anniversary of the day after the date of this Agreement.

          8. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Options until the Participant shall have become the holder of record of the shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common
Stock, except
as otherwise specifically provided for in the Plan.

          9. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.
Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. The annexed copy of the
Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

          10. Withholding of Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common
Stock, payment by the Participant of any Federal, state or local taxes required by law to be withheld.

          The Committee may permit any such withholding obligation to be satisfied by reducing the number of shares of Common Stock otherwise deliverable or by permitting the Participant to deliver shares of Common Stock which the Participant owns (free and clear of any liens and encumbrances). If the Participant is required to file reports under Section 16(a) of the Securities Exchange Act of 1934
(the "Exchange Act") with respect to securities of the Company the
Participant may elect to have a sufficient number of shares of Common
Stock withheld or to deliver shares of Common Stock which the
Participant owns to fulfill such tax obligations
(hereinafter a
Withholding Election) only if the election complies with such conditions as are necessary to prevent the withholding or transfer of such shares from being subject to Section 16(b) of the Exchange Act.
To the extent necessary under then current law, such conditions shall include the following: (x) the Withholding Election shall be subject to the disapproval of the Committee and (y) the Withholding Election is made (i) during the period beginning on the third business day following the date of release for publication of the quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date or is made in advance but takes effect during such period, (ii) at least six (6) months prior to the date of exercise of the Option, or (iii) during any other period in which a Withholding Election may be made under the provisions of Rule 16b-3 promulgated pursuant to the Exchange Act.
Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

          11.  Listing and Other Conditions.

          As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an
Option shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option with respect to such shares shall be suspended until such listing has been effected.

          If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes.

          Upon termination of any period of suspension under this
Section 11, any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option. Notwithstanding anything else to the contrary contained herein, no shares of Common Stock shall be delivered by the Company to the
Participant pursuant to this Agreement until a Form S-8 registration statement (or any successor form) shall have become effective and shall be current with respect to the shares being sold and delivered hereunder.


          12. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

          If to the Company, to:

               Lone Star Industries, Inc.
               300 First Stamford Place
               P. O. Box 120014
               Stamford, CT  06912-0014
               Attn:  __________________

          If to the Participant, to:

               the address indicated on the signature page at the end of this Agreement.

          13.  No Obligation to Continue Employment.  This
Agreement
does not guarantee that the Company or any of its subsidiaries will employ the Participant for any specific time period, nor does it modify in any respect the Company's or a subsidiary's right to terminate or modify the Participant's employment or compensation.


          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                              LONE STAR INDUSTRIES, INC.



                              By:  William M. Troutman
                                 William M. Troutman,
                                 President



                              By:   Jack R. Wentworth
                                 Jack R. Wentworth,
                                 Chairman of the
Compensation and
                                 Stock Option Committee



                                  David W. Wallace
                                 David W. Wallace
                                 Address:
                                   Midwood Road, Deer Park
                                   Greenwich, CT  06830